EX-99.(h)(13)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement dated and effective as of May 31, 2016, by and between Goldman Sachs Trust II (the “Trust”), Cayman Commodity-MMRA, Ltd., Cayman Commodity-MMA, Ltd., and Cayman Commodity-MMA II, Ltd. (the “MMA II Cayman Fund”) (collectively, the “GS Parties”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Trust and the Bank entered into an Administration Agreement dated and effective as of as of April 30, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Bank and the GS Parties desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Additional Trust

We hereby advise you that the MMA II Cayman Fund, an exempted company incorporated and existing under the laws of the Cayman Islands, has been established as a wholly-owned subsidiary of the Goldman Sachs Multi-Manager Alternatives Fund, a series of the Trust (the “Parent Fund”). In accordance with the terms of the Agreement, the GS Parties hereby request that the MMA II Cayman Fund be added to the Agreement as a “Trust.” In connection with such request, the GS Parties hereby confirm to the Bank, as of the date hereof, their representations and warranties set forth in the Agreement as amended by the Amendment. All references in the Agreement to a “Trust” shall be deemed to apply to the GS Parties, and the MMA II Cayman Fund will be an additional “Cayman Fund” for purposes of the Agreement. Schedule A to the Agreement shall be revised and replaced in its entirety with Schedule A attached hereto.

3.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

CAYMAN COMMODITY-MMRA, LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

CAYMAN COMMODITY-MMA, LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

CAYMAN COMMODITY-MMA II, LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer and Treasurer

ADMINISTRATION AGREEMENT

SCHEDULE A

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Goldman Sachs Non-Core Fixed Income Fund

Multi-Manager International Equity Fund

Multi-Manager U.S. Dynamic Equity Fund

Multi-Manager U.S. Small Cap Equity Fund

Cayman Commodity-MMRA, Ltd.

Cayman Commodity-MMA, Ltd.

Cayman Commodity-MMA II, Ltd.

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